FOR IMMEDIATE RELEASE                                                                                                                                                                            Exhibit 99.1

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces First Quarter Fiscal 2008 Operating Results

BURLINGTON, October 16, 2007 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the first quarter ended September 1, 2007.

    The Company experienced an increase in net sales in the first quarter of fiscal 2008.  Net sales for the first quarter ended September 1, 2007 were $678.8 million, compared with $656.8 million for the comparative period ended September 2, 2006, a 3.3 % increase.  This increase is primarily the result of new stores opened during the past twelve months, partially offset by a decrease in comparative store sales.

These results reflect a 2.0% comparative store sales decrease from the comparative period in the prior year.  The decrease in comparative store sales is primarily due to the impact of the implementation of the cash return policy after the close of the first fiscal quarter of fiscal 2007.

The Company recorded a net loss of $50.4 million for the three months ended September 1, 2007 compared with a net loss of $51.8 million for the three months ended September 2, 2006.  Increased sales, reduced depreciation expense and lower interest expense contributed to the slight improvement over a year ago.

As of September 1, 2007, the Company operates 384 stores under the names "Burlington Coat Factory" (“BCF”) (364 stores), "Cohoes Fashions"(2 stores), "MJM Designer Shoes" (17 stores), and "Super Baby Depot" (1 store) in 44 states.

About Burlington Coat Factory

We are a nationally recognized retailer of high-quality, branded apparel at every day low prices. We opened our first store in Burlington, New Jersey in 1972, selling primarily coats and outerwear. Since then, we have expanded our store base to 384 stores in 44 states, and diversified our product categories by offering an extensive selection of in-season, fashion-focused merchandise, including: ladies sportswear, menswear, coats, family footwear, baby furniture and accessories, as well as home decor and gifts.  All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations
(All amounts in thousands)

	Three Months Ended September 1, 2007	Three Months Ended September 2, 2006
REVENUES:
Net Sales	$678,769	$656,846
Other Revenue	6,778	7,420

	685,547	664,266

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	443,775	426,914
Selling and Administrative Expenses	250,887	247,060
Depreciation	30,757	34,984
Amortization	10,751	10,933
Impairment Charges	553	—
Interest Expense	33,225	35,414
Other Income, Net	(652)	(981)

	769,296	754,324

(Loss) from Continuing Operations Before (Benefit from) Income Tax	(83,749)	(90,058)
(Benefit from) Income Tax	(33,354)	(38,250)

Net (Loss)	$(50,395)	$(51,808)

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations and cash flows. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing the notes offered hereby, as well as various covenants related to our credit agreements. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

Historical  EBITDA and Adjusted EBITDA are calculated as follows:

	Three Months Ended September 1, 2007	Three Months Ended September 2, 2006
Income (Loss) from Continuing Operations	$(50,395)	$(51,808)
Interest Expense	33,225	35,414
Provision (Benefit) for Income Tax	(33,354)	(38,250)
Depreciation	30,757	34,984
Impairment	553	--
Amortization	10,751	10,933
EBITDA	$(8,463)	$(8,727)
Interest Income (a)	(373)	(883)
Transaction-Related Expenses (b)	--	62
Non-Cash Straight-line Rent Expense	2,974	2,989
Retention Bonus (c)	--	4,384
Advisory Fees (d)	1,025	981
Stock Option Expense (e)	251	770

Adjusted EBITDA	$(4,586)	$(424)

(a)
The Company has changed its methodology of calculating Adjusted EBITDA for the quarter ended September 1, 2007, and has shown that change retrospectively.  In accordance with our credit agreements, the Company is only including interest income as opposed to all other income in the calculation of adjusted EBITDA.  The result of this change is an improvement to adjusted EBITDA of $279 and $98 for the three months ended September 1, 2007 and September 2, 2006, respectively.

(b)	Represents third party costs (primarily legal) incurred in connection with the sale transaction.
(c)
Represents the accrual of retention bonuses to be paid to certain members of management on the first anniversary of the Merger Transaction for services rendered to the Company during the post-Merger period.

(d)	Represents the annual advisory fee of Bain Capital expensed during the fiscal quarter.
(e)	Represents expenses recorded under SFAS No. 123(R) during the fiscal quarter.